Exhibit 16.1


  PricewaterhouseCoopers


  PricewaterhouseCoopers LLP
  Two Commerce Square, Suite 1700
  2001 Market Street
  Philadelphia PA 19103-7042
  Telephone (267) 330 3000
  Facsimile (267) 330 3300
  www.pwc.com

  December 30, 2004

  Securities and Exchange Commission
  450 Fifth Street, N.W.
  Washington, D.C. 20549

  Commissioners:

  We have read the statements made by Pegasus Communications Corporation (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Company's Form 8-K/A report dated October 25, 2004. We agree with the statements concerning our Firm in such Form 8-K/A. However, we make no comment whatsoever regarding the current status of material weaknesses in internal accounting controls or any remediation efforts related thereto.

  Very truly yours,



  PricewaterhouseCoopers LLP